Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT is executed on this 6th day of May, 2008 (this “Agreement”), and will be made effective as of the date hereof (the “Effective Date”), by and between ADDUS HEALTHCARE, INC., an Illinois corporation (“Corporation”), and Mark S. Heaney, an individual domiciled in the State of Indiana (“Executive”).

WITNESSETH:

WHEREAS, Corporation is currently engaged in the business of providing professional home care services under both contracts with state and local government agencies and contracts with private payors (the “Business”).

WHEREAS, Corporation and Executive are party to an existing Employment and Non-Competition Agreement, dated as of September 19, 2006 (the “Original Employment Agreement”).

WHEREAS, Corporation and Executive entered into the Original Employment Agreement, which is amended and restated in its entirety by this Agreement, and Corporation desires to continue to employ Executive and Executive desires to continue to be employed by Corporation, all upon the terms and conditions hereinafter set forth.

WHEREAS, the parties desire that upon the Effective Date, the Original Employment Agreement shall automatically terminate with no further action required by the parties hereto, be of no further force and effect, and this Agreement shall govern the relationship between the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

1. Term of Employment. Corporation hereby employs Executive, and Executive hereby accepts employment by Corporation, for the period commencing on the Effective Date and ending September 19, 2011 (hereinafter called the “Employment Term”), subject to earlier termination as hereinafter set forth in Paragraph 6 or 7. During the Employment Term, Executive shall (i) devote substantially all of his business time, loyalty and efforts to discharge his duties hereunder on a timely basis; (ii) use his best efforts to loyally and diligently serve the business and affairs of Corporation; and (iii) endeavor in all respects to promote, advance and further Corporation’s interests in all matters.

2. Employment Duties. Corporation agrees to employ Executive during the Employment Term as its President and Chief Executive Officer. Executive shall be subject to the authority of the Board of Directors of Addus Holding Corporation, a Delaware corporation (the “Board of Directors”) and shall report directly to the Board of Directors. Executive’s principal duties and responsibilities shall be to oversee and direct the Corporation’s operations including the management, marketing and delivery of home care and adult day care services and the performance of such other executive duties and responsibilities as may be assigned to him by the Board of Directors and are consistent with the Executive’s position as President and Chief Executive Officer of the Corporation.

3. Compensation. Corporation will pay Executive as follows during the Employment Term:

(a) Base salary. Base salary starting at the rate of $325,000 per annum (“Base Salary”), which shall be paid in accordance with the normal payroll practices of Corporation and shall be subject to review and adjustment in the sole discretion of the Board of Directors.

(b) Bonus. Executive shall be further compensated according to the Bonus Plan attached as Exhibit 1 hereto.

4. Expenses. It is recognized that Executive in the performance of his duties hereunder may be required to expend sums for travel, entertainment and lodging. During the Employment Term, Corporation shall reimburse Executive for reasonable business expenses incurred by him during the Employment Term in connection with the performance of his duties hereunder conditioned upon and subject to written receipt from Executive of an itemized accounting in accordance with Corporation’s regular business expense verification practices.

5. Fringe Benefits. During the Employment Term, Executive shall be entitled to the following benefits:

(a) Executive will be eligible to participate in all employee benefit programs generally available to senior executive officers of Corporation.

(b) Executive shall be entitled to (i) four (4) weeks of paid vacation during each calendar year and (ii) paid holidays in accordance with Corporation’s established policies.

(c) Executive shall be entitled to paid disability insurance benefits in the same amount and to the same extent as provided to the Chairman of the Board or Chief Financial Officer of the Corporation.

(d) Corporation will provide a 10-Year Level Term Life insurance policy insuring the life of Executive and providing a minimum death benefit equal to 5 times the Executive’s base salary, payable to such beneficiaries as Executive shall designate; provided, that Corporation shall not be required to spend greater than three percent (3%) of the Base Salary in purchasing such insurance policy.

The above Paragraph 5(d) shall have no effect on the Northwestern Mutual Life “65 Whole Life” insurance plan in place between the Corporation and Executive as Executive’s retirement plan. Under this plan, the Corporation pays the annual premium of approximately $27,000, and the Executive’s W2 is increased by that amount as additional bonus. Executive shall provide the Corporation with such assistance as may reasonably be requested for purposes of determining or verifying the amounts payable pursuant to Paragraph 5(d) hereof (the “Gross-Up Provision”), including furnishing Corporation with copies of his federal, state and local tax returns for any calendar year during the Employment Term. If, based on the actual tax liability of Executive in any calendar year, it is determined that the amount paid to Executive pursuant to the Gross-Up Provision in any year differs from the amount to which Executive was entitled hereunder, Executive agrees to promptly remit to Corporation the amount of any overpayment and Corporation agrees to promptly pay to Executive the amount of any deficiency.

(e) A Corporation provided vehicle of a similar type, style and cost as Executive is currently provided.

6. Termination by Corporation.

(a) Corporation may terminate Executive’s employment hereunder for reasonable cause. The term “reasonable cause” shall be limited to the following:

(i) (A) Executive’s commission of any act involving the misuse or misappropriation of money or other property of Corporation or a felony or habitual use of drugs or intoxicants; or (B) Executive’s willful engagement in other gross conduct (similar in nature to the circumstances described in the foregoing clause (A)) which is materially and demonstrably injurious to Corporation.

(ii) Executive’s (A) death or (B) disability (by reason of physical or mental disease, defect, accident or illness) such that Executive is or, in the opinion of an independent physician retained by Corporation for purposes of making this determination will be, unable for an aggregate of one hundred eighty (180) or more days during any continuous 12-month period to render the services required of him hereunder (in which event Executive shall be deemed permanently disabled); or

(iii) Executive’s violation of any material term or provision of this Agreement including, without limitation, Paragraph 9 hereof, provided such violation is not remedied within thirty (30) days after notice thereof to Executive.

Termination of Executive’s employment for reasonable cause shall terminate the Employment Term but shall not affect Executive’s obligation pursuant to Paragraph 9 hereof, which obligation shall remain in effect for the period therein provided.

(b) Corporation may terminate Executive’s employment hereunder for any reason at any time. Termination of Executive’s employment by Corporation for any reason (including, without limitation, the non-renewal by the Corporation of the Employment Term upon the expiration thereof) other than reasonable cause shall terminate the Employment Term but shall not affect Corporation’s obligation pursuant to Paragraph 8 hereof or Executive’s obligation pursuant to Paragraph 9 hereof.

7. Termination by Executive. Executive may terminate his obligations hereunder upon not less than one hundred and eighty (180) days prior written notice to Corporation; provided, however, that (a) the Corporation, at its sole option, may waive all or any portion of such notice requirement and (b) the Corporation shall waive such notice requirement for that period for which Executive shall have paid the Corporation an amount equal to the base salary, prior to withholding and income taxes, which Executive would otherwise be entitled to receive for such period. Termination of Executive’s employment by Executive shall terminate the Employment Term but shall not affect Executive’s obligation pursuant to Paragraph 9 hereof.

8. Rights Upon Termination.

(a) If Executive’s employment is terminated by Corporation pursuant to Paragraph 6(a)(i), (ii) or (iii) hereof, Executive shall have no further rights against Corporation hereunder, except for the right to receive (i) any unpaid Base Salary under Paragraph 3(a) hereof with respect to the period prior to the effective date of termination; (ii) any accrued but unpaid bonus for any period prior to the effective date of such termination which was earned in accordance with the terms of Paragraph 3(b) hereof, and (iii) any accrued but unpaid benefits under Paragraph 5 hereof; provided, however, that if Executive’s employment is terminated pursuant to Paragraph 6(a)(i) or (iii) hereof, then Executive shall not be entitled to any unpaid bonus payment described in clause (ii) above.

(b) If Executive’s employment is terminated by Corporation pursuant to Paragraph 6(b) hereof, Executive shall be entitled to, in lieu of any further salary payments to Executive for periods subsequent to the date of termination, (i) any unpaid Base Salary under Paragraph 3(a) hereof with respect to the period prior to the effective date of termination; (ii) any accrued but unpaid bonus for any period prior to the effective date of such termination which was earned in accordance with the terms of Paragraph 3(b), (iii) any accrued but unpaid benefits under Paragraph 5 hereof and (iv) conditioned upon Executive’s strict compliance with the post-employment restrictions described in Paragraph 9 below, severance pay in the total amount equal to three (3) times Executive’s annual Base Salary determined at the time of termination to be paid in equal installments on the Corporation’s regular pay dates for three (3) years following termination of Executive’s employment by Corporation (subject to customary withholding and payroll taxes); provided; however, that if a Change in Control (as hereafter defined) occurs either two (2) years prior to or eighteen (18) months following the termination of Executive’s employment by Corporation pursuant to Paragraph 6(b), Executive shall be entitled to, in lieu of the payments to be made pursuant to clause (iv) above, a lump sum payment equal to (x) three (3) times Executive’s Annual Cash Compensation (as hereinafter defined) (subject to customary withholding and payroll taxes), less (y) any payment already received pursuant to clause (iv) above. For purposes of this Paragraph, the following terms shall have the following meanings:

“Annual Cash Compensation” shall mean the sum of (a) the highest annual Base Salary in effect for the Executive during the Employment Term and (b) an amount equal to the average bonus paid to the Executive in the two most recent fiscal years.

“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of Corporation, a corporation owned directly or indirectly by the stockholders of Corporation in substantially the same proportions as their ownership of stock of Corporation, or W. Andrew Wright, his spouse or his descendants, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Corporation representing more than 50% of the total voting power represented by Corporation’s then outstanding securities which vote generally in the election of directors (referred to herein as “Voting Securities”); or (ii) after the date of this Agreement, the stockholders of Corporation approve (x) a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation, which would result in the Voting Securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least more than 50% of the total voting power represented by the Voting Securities of Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (y) a plan of complete liquidation of Corporation or an agreement for the sale or disposition by Corporation of (in one transaction or a series of transactions) all or substantially all of Corporation’s assets.

(c) If Executive’s employment is terminated by Executive pursuant to Paragraph 7 hereof, Executive or his estate shall have no further rights against Corporation, except for the right to receive, with respect to the period prior to the effective date of termination, (i) any unpaid Base Salary under Paragraph 3(a) and (ii) any accrued but unpaid benefits under Paragraph 5 hereof. Such payments shall be made to Executive whether or not Corporation chooses to utilize the services of Executive for the one hundred and eighty (180) day notice period. Should Corporation, at it’s sole option, choose to utilize the services of Executive during the notice period, Executive shall also be entitled to any accrued but unpaid performance bonus for any period prior to the effective date of such termination as set forth in Paragraph 3(b) hereof.

(d) If any payment to Executive under this Agreement, either alone or together with other payments to Executive from Corporation, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such payments shall be grossed up to an amount such that after payment of the excise tax imposed by Section 4999 of the Code, Executive will receive on an after tax basis the same amount Executive would have received if no such excise tax was imposed.

(e) Executive acknowledges and agrees that, Corporation’s obligations to make payments under Paragraph 8 will be conditioned on Executive timely executing, delivering, and not revoking within the prescribed revocation period a customary general release in form and substance satisfactory to Corporation.

9. Covenants of Executive.

(a) No Conflicts. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts his acceptance of this Agreement and performance of his duties with Corporation hereunder.

(b) Non-Competition; Non-Solicitation. During the Employment Term and thereafter, Executive acknowledges and agrees that he is bound by the non-compete, non-solicitation and other provisions set forth in Section 11.2 of the Stock Purchase Agreement, dated September 19, 2006, and amended on December 18, 2006, and such provisions are hereby incorporated by reference and made a part of this Agreement.

(c) Non-Disclosure. During the Employment Term and thereafter, Executive shall not disclose or use, except when necessary to further the interests of Corporation or any subsidiary thereof (collectively, the “Addus HealthCare Group”), any Trade Secret (as hereafter defined) of the Addus HealthCare Group, whether such Trade Secret is in Executive’s memory or embodied in writing or other physical form. For purposes of this Paragraph, “Trade Secret” means any information, not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, (i) trade secrets, (ii) the business or affairs of the Addus HealthCare Group, (iii) client and customer lists, (iv) products or services, (v) fees, costs, and pricing structures, (vi) charts, manuals and documentation, (vii) databases, (viii) accounting and business models, (ix) designs, (x) analyses, (xi) drawings, photographs and reports, (xii) computer software, (xiii) copyrightable works, (xiv) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xv) sales records and (xvi) other proprietary commercial information. Said term, however, shall not include general “know-how” information acquired by Executive during the course of his employment which could have been obtained by him from public sources without the expenditure of significant time, effort and expense.

(d) Covenant Regarding Confidential and Proprietary Information.

(i) Executive will promptly disclose in writing to Corporation each improvement, discovery, idea, invention, and each proposed publication of any kind whatsoever, relating to the Business made or conceived by Executive either alone or in conjunction with others while employed hereunder if such improvement, discovery, idea, invention or publication results from or was suggested by such employment (whether or not patentable and whether or not made or conceived at the request of or upon the suggestion of Corporation, and whether or not during his usual hours of work, whether in or about the premises of the Addus HealthCare Group and whether prior or subsequent to the execution hereof). Executive will not disclose any such improvement, discovery, idea, invention or publication to any person, entity or governmental authority, except to Corporation. Each such improvement, discovery, idea, invention and publication shall be the sole and exclusive property of, and is hereby assigned by Executive to Corporation, and at the request of Corporation, Executive will assist and cooperate with Corporation and any person or entity from time to time designated by Corporation to obtain for Corporation or its designee the grant of any letters patent in the United States of America and/or such other country or countries as may be designated by Corporation, covering any such improvement, discovery, idea, invention or publication and will in connection therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including, without limitation, the giving of testimony) as Corporation may from time to time reasonably request. The foregoing provisions of this Section 9(d) shall not apply to any improvement, discovery, idea, invention of publication for which no equipment, supplies, facilities or confidential and proprietary information of Addus HealthCare Group was used and which was developed entirely on Executive’s own time, unless (x) the improvement, discovery, idea, invention or publication relates to the Business or the actual or demonstrably anticipated research or development of the Business, or (y) the improvement, discovery, idea, invention or publication results from any work performed by Executive for the Addus HealthCare Group; and

(ii) Executive recognizes and acknowledges that he will have access to certain confidential and proprietary information of Addus HealthCare Group, including, but not limited to, Trade Secrets and other proprietary commercial information, and that such information constitutes valuable, special and unique property of Addus HealthCare Group. Executive agrees that he will not, for any reason or purpose whatsoever, except in the performance of his duties hereunder, or as required by law, disclose any of such confidential information to any person; entity or governmental authority without express authorization of Corporation.

(e) No Disparagement. During the Employment Term and thereafter, Executive agrees that he will not make any statement, either in writing or orally, that is communicated publicly or is reasonably likely to be communicated publicly, and that is reasonably likely to disparage or otherwise harm the business or reputation of Corporation, or the reputation of any of its current or former directors, officers, employees or stockholders.

(f) Return of Documents and Other Property. Upon termination of employment, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Addus HealthCare Group within Executive’s possession or under his control. Corporation acknowledges that Executive already had certain research and form files that he brought with him and may be using to perform his duties herein and that he will and has been updating and adding to such files during his employment with Corporation. Such research and form files will remain and be the property of Executive and he shall have the right to remove and take such files with him upon any termination of his employment with Corporation; however, such files do not include any transaction, project, litigation or other general or specific files of Corporation.

(g) Remedies for Breach. In the event of a breach or threat of a breach of the provisions of this Section 9, Executive hereby acknowledges that such breach or threat of a breach will cause Corporation to suffer irreparable harm and that Corporation shall be entitled to an injunction restraining Executive from breaching such provisions; but the foregoing shall not be construed as prohibiting Corporation from having available to it to any other remedy, either at law or in equity, for such breach or threatened breach, including, but not limited to, the immediate cessation of employment and any remaining severance pay and benefits pursuant to Section 8 and the recovery of damages from Executive and the notification of any employer or prospective employer of Executive as to the terms and conditions hereof (without limiting or affecting Executive’s obligations under the other paragraphs of this Section 9).

(h) Acknowledgement. Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of Addus HealthCare Group. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Corporation and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of this Section 9 are fair and reasonable, are minimally necessary to protect Addus

HealthCare Group, its stockholders and the public from the unfair competition of Executive who, as a result of his employment with Corporation, will have had unlimited access to the most confidential and important information of Addus HealthCare Group, the Business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his employment notwithstanding enforcement of the covenants contained herein.

(i) Right of Set-Off. In the event of a breach by Executive of the provisions of this Agreement, Corporation is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten (10) days prior written notice to Executive, to set-off and apply any and all amounts at any time held by Corporation on behalf of Executive and all indebtedness at any time owing by Corporation to Executive against any and all of the obligations of Executive now or hereafter existing.

10. Prior Agreement. Upon the Effective Date, this Agreement will amend and restate the Original Employment Agreement and supersede any and all other employment arrangements between Executive and Corporation or its predecessor or any subsidiary and any and all such employment agreements (including, without limitation, the Original Employment Agreement) and arrangements will be automatically terminated with no further action required by the parties hereto and deemed of no further force or effect.

11. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Corporation may assign all or any of its rights hereunder.

12. Successor to Corporation.

(a) Corporation will use commercially reasonable efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Corporation, as the case may be, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Corporation would be required to perform it if no such succession or assignment had taken place. Any failure of Corporation to use commercially reasonable efforts to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail to the following addresses (or to any other address that any party may designate by notice to the other parties hereto):

(a)	if to Executive, to:

Mark S. Heaney

1340 Inverness Lane

Schererville, IN 46375

with a copy (with shall not constitute notice) to:

Robert J. Mrofka

Cisar & Mrofka, Ltd.

1550 Spring Road, Suite 210

Oak Brook, Illinois 60523

Telephone: (630) 530-0000

Facsimile: (630) 530-0043

(b)	if to Corporation, to:

Addus HealthCare, Inc.

c/o Eos Management, Inc.

320 Park Avenue

New York, New York 10022

Attention: Mark First

Telephone: (212) 832-5807

Facsimile: (212) 832-5815

Email: MFirst@eospartners.com

with a copy (with shall not constitute notice) to:

Nixon Peabody LLP

437 Madison Avenue

New York, New York 10022

Attention: Bradley C. Vaiana, Esq.

Telephone: (212)-940-3778

Facsimile: (866)-402-1171

Email: bvaiana@nixonpeabody.com

14. Amendment. This Agreement may not be changed, modified or amended except in writing signed by the party to be charged.

15. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

16. Invalidity of any Provision. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provisions shall not effect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision or provisions were omitted.

17. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORPORATION:

ADDUS HEALTHCARE, INC.

By:	/s/ W. Andrew Wright, III

EXECUTIVE:

By:	/s/ Mark S. Heaney

EXHIBIT 1

Bonus Plan

1. 2008 Bonus. Corporation shall pay Executive an aggregate bonus for the year ending December 31, 2008, based upon the achievement of certain EBITDA targets as set forth in the attached Schedule I, subject to a maximum bonus of 100% of Executive’s Base Salary.

2. Post-2008 Bonus. For each of the years ending December 31, 2009, December 31, 2010 and December 31, 2011, Corporation shall pay Executive a bonus in accordance with an annual Bonus Plan to be agreed upon by the Board of Directors or a compensation committee thereof, if any, (excluding Executive if he should be a member of the Board of Directors or a compensation committee, as applicable).

3. Payment. Any bonus payments earned by Executive shall be paid within 30 days after the completion of audited financial statements for the applicable fiscal year but in no event later than the 105th day following the fiscal year for which the bonus was earned; provided, however, that the obligation of the Corporation to make such payment shall be deferred if, and only to the extent that, the making of such payment would result in a breach of, or constitute a default (with due notice or lapse of time, or both) under, any agreement of Corporation with an unaffiliated third party regarding indebtedness for borrowed money.

SCHEDULE I

President & CEO

Base Salary	325,000
Bonus (% of Base)	60%	100% of bonus will be Ebitda based

2008 Ebitda Budget	18,794,434

% of Ebitda achieved
	82%	83%	84%	85%	86%	86.73%	90%	95%	100%	105%	110%	115%	120%
Actual 2008 Ebitda(1)	$15,411,436	$15,599,380	$15,787,325	$15,975,269	$16,163,213	$16,300,000	$16,914,991	$17,854,712	$18,794,434	$19,734,156	$20,673,877	$21,613,599	$22,553,321
% of Bonus	5%	10%	15%	20%	25%	33%	55%	77.7%	100%	117%	133%	150%	166%
Bonus Earned	$9,750	$19,500	$29,250	$39,000	$48,750	$64,350	$107,900	$151,450	$195,000	$227,175	$259,350	$291,525	$323,700
As a % of Base	3.0%	6.0%	9.0%	12.0%	15.0%	19.8%	33.2%	46.6%	60.0%	69.9%	79.8%	89.7%	99.6%
Total Compensation	$334,750	$344,500	$354,250	$364,000	$373,750	$389,350	$432,900	$476,450	$520,000	$552,175	$584,350	$616,525	$648,700

(1)	Actual Ebitda to exclude acquisitions completed during the fiscal year

Note: Bonus is self funding. Corporation needs to earn $18,794,434 after accrual for bonuses to earn full bonus.

Note: No bonus will be earned below $15.41 million of Ebitda. Bonus Cap is 100% of base salary.

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